Exhibit 99.1


OPHTHALMIC IMAGING SYSTEMS                     CONTACTS:         Gil Allon, CEO
221 Lathrop Way, Suite I                                     Ariel Shenhar, CFO
Sacramento, CA  95815                                            (916) 646-2020

                               INVESTOR RELATIONS:  Evan Smith, CFA/Erica Pettit
                                                             KCSA Worldwide
                                                     212-896-1251 / 212-896-1248
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

  OPHTHALMIC IMAGING SYSTEMS REPORTS 2004 THIRD QUARTER AND NINE MONTH RESULTS
               COMPANY REPORTS 12TH CONSECUTIVE PROFITABLE QUARTER

         SACRAMENTO, California, November 4, 2004. Ophthalmic Imaging Systems (the "Company") (OTCBB: OISI) today reported its financial results for the third quarter ended September 30, 2004.

         The Company reported net revenues of $2,615,000 for the third quarter of 2004, compared with net revenues of $2,446,000 for the third quarter of 2003, an increase of approximately 7%. The Company reported net income of $327,000, or $0.02 per basic and diluted share, for the third quarter of 2004 compared with net income of $310,000, or $0.02 per basic and diluted share, for the third quarter of 2003. For the first nine months of 2004, the Company reported net income of $811,000, or $0.06 per basic share and $0.05 per diluted share, on revenues of $7,415,000. For the first nine months of 2003, the Company reported net income of $905,000, or $0.09 per basic share and $0.08 per diluted share, on revenues of $7,233,000. The decrease in earnings per share is mainly attributable to an increase of more than 45% in the weighted number of shares of common stock outstanding between the comparable nine-month periods.

         Gil Allon, Chief Executive Officer of the Company, commented, "We are very pleased that during the third quarter of 2004 we have seen another consecutive quarter of profitability and, as we projected earlier in the year, our traditional growth momentum is returning. We are particularly happy that our new Ophthalmology Office(TM) product line has begun to contribute to the increase in revenues. In addition, we are pleased that we were able to increase our net income in the quarter while our R&D spending increased 13% compared to the third quarter of 2003."

         Mr. Allon concluded, "At the joint AAO/SOE 2004 meeting last week we unveiled two new products, OIS WinStation 3200(TM) imaging system and the OIS WebStation(TM) common software platform, which we believe will significantly contribute to our sales over the coming quarters. We are extremely pleased that the record order bookings at this event exceeded our expectations. Based on the considerable attention for these products from the professional community and the orders booked at the show, we expect to begin seeing the sales benefit of these products during the fourth quarter of this year. "

                     * * * * * C O N T I N U E D * * * * *

Ophthalmic Imaging Systems
Press Release
November 4, 2004
Page 2

         Ophthalmic Imaging Systems, a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products worldwide through an extensive network of dealers, distributors, and direct representatives.

                           OPHTHALMIC IMAGING SYSTEMS
                             SELECTED FINANCIAL DATA

                                               Three months ended                    Nine months ended
                                                  September 30,                        September 30,
                                                  -------------                        -------------
                                             2004               2003              2004              2003
                                             ----               ----              ----              ----
                                          (unaudited)       (unaudited)       (unaudited)       (unaudited)

Net revenues                          $    2,614,798      $   2,446,084     $  7,414,907      $  7,232,522
Cost of sales                              1,053,576            986,422        2,925,522         2,923,506
                                      --------------------------------------------------------------------------
Gross profit                               1,561,222          1,459,662        4,489,385         4,309,016

   Sales and marketing                       641,828            661,872        1,997,834         1,992,427

   General and administrative                290,912            219,126          796,716           760,457
   Research and development                  242,847            215,003          720,033           476,234
                                      --------------------------------------------------------------------------
Total operating expenses                   1,175,587          1,096,001        3,514,583         3,229,118
                                      --------------------------------------------------------------------------
Income from operations                       385,635            363,661          974,802         1,079,898
Interest and other expense, net              (58,922)           (46,077)        (163,590)         (164,546)
                                      --------------------------------------------------------------------------
Net income before income taxes               326,713            317,584          811,212           915,352
Income taxes                                    --               (7,500)            --             (10,500)
                                      --------------------------------------------------------------------------
Net income                            $      326,713      $     310,084     $    811,212      $    904,852
                                      ==========================================================================

Income per basic share                $         0.02      $        0.02     $       0.06      $       0.09
                                      ==========================================================================

Shares used in the calculation of net
  income per basic share                  14,975,014         14,354,521       14,683,620        10,233,147
                                      ==========================================================================

Income per diluted share              $         0.02     $         0.02     $       0.05      $       0.08
                                      ==========================================================================

Shares used in the calculation of net
  income per diluted share                15,981,937         15,251,916       15,716,088        10,684,385
                                      ==========================================================================

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE, OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.